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                                                                    Exhibit 99.1

News Release                                                          PartnerRe





                 PartnerRe Completes Offering of PEPS Units and
                           Trust Preferred Securities
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PEMBROKE, BERMUDA, November 21, 2001. PartnerRe Limited (NYSE:PRE) today has completed its previously announced concurrent offerings of mandatory convertible PEPS units and trust preferred securities, resulting in net proceeds to the company of $363.5 million.

PartnerRe also granted the underwriters of the PEPS units an option to purchase an additional 500,000 units to cover over-allotments. This option was exercised on November 21, 2001 and will result in additional net proceeds of $24.2 million.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, catastrophe, agriculture, automobile, casualty, marine, aviation/space, credit/surety, technical and miscellaneous lines, life/annuity and health. In 2000 total revenues were $1.5 billion. As of September 30, 2001, total assets were $6.5 billion and total shareholders' equity was $1.8 billion.

                             ----------------------

This press release contains forward-looking statements that are based upon the Company's assumptions and expectations concerning future events and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in such forward-looking statements. These uncertainties and other factors include, but are not limited to: the occurrence of catastrophic events with a frequency or severity exceeding our expectations; a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity; increased competitive pressures, including the consolidation and increased globalization of reinsurance providers' actual losses and loss expenses exceeding our loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses: changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables; concentration risk in dealing with a limited number of brokers; developments in and risks associated with global financial markets which could affect our investment portfolio; changing rates of inflation and other economic conditions; losses due to foreign currency exchange rate fluctuations; or changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting Partner Reinsurance Company Ltd. or PartnerRe SA to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate. The foregoing review of important factors should not be construed as exhaustive. The words "believe," "anticipate," "estimate," "project," "plan," "expect," "intend," "hope," "will likely result" or "will continue" or words of similar impact generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PartnerRe Ltd.                        Telephone +1 441 292 0888
96 Pitts Bay Road                     Fax +1 441 292 6080
Bermuda                               www.partnerre.com

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Contacts:

PartnerRe Ltd.
(441) 292-0888
Investor Contact: Harold C. Hoeg, Group Treasurer
Media Contact: Celia Powell, Corporate Communications

Citigate Sard Verbinnen
(212) 687-8080
Jim Barron/Hallie Bozzi